Exhibit 99.1

[Opteum Inc. Logo]

ROBERT J. DWYER JOINS OPTEUM INC. BOARD OF DIRECTORS

VERO BEACH, FL (June 14, 2007) — Opteum Inc. (NYSE:OPX) (“Opteum” or the “Company”), a real estate investment trust (“REIT”), today announced that its Board of Directors has appointed Robert J. Dwyer as a member of the Board and Chair of the Audit Committee, effective June 12, 2007.

Mr. Dwyer has been a member of the Board of Directors of MasTec, Inc. since October of 2004. He retired from Morgan Stanley Dean Witter in 1999 as Executive Vice President-National Sales Director, having served in that role from 1990 until his retirement. Prior to that, Mr. Dwyer was Director of Taxable Fixed Income for Morgan Stanley Dean Witter. He currently serves as an advisory director for Morgan Stanley & Co. and on the Board of Directors of the Bank of New York Ivy Multi-Strategy Hedge Funds.

Mr. Dwyer has numerous charitable and civic interests. He currently serves as Chairman of the Board of Trustees for Niagara University and is on the investment committee for the Vincentian Order. He also is Chairman of the Dwyer Family Foundation, which supports a number of health and social programs.

Mr. Dwyer has been appointed to fulfill a vacancy on the Board following the June 12, 2007, resignation of Maureen A. Hendricks. Mrs. Hendricks has resigned from the Board in order to devote more of her time to her personal and other business interests. Mr. Christopher Mortenson has been appointed as the Lead Independent Director of the Board, effective June 12, 2007.

Commenting on these changes in the composition of the Board, Mr. Jeffrey J. Zimmer, Chairman, President and Chief Executive Officer stated, “We sincerely thank Maureen Hendricks for her loyal and conscientiousness service to the Company and its shareholders during her tenure on the Board. She has been a valuable contributor to the Board since the Company’s inception in 2003, and we wish her the utmost success in her future endeavors. We expect Bob Dwyer’s experience, judgment and expertise will add great value to the Board of Opteum Inc. We are delighted that he has agreed to join us.”

About Opteum
Opteum Inc. is a REIT that invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). It attempts to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Opteum Inc.’s filings with the Securities and Exchange Commission, including Opteum Inc.’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Opteum Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Contact: Opteum Inc.
Robert E. Cauley, Chief Financial Officer
772-231-1400
www.opteum.com